UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 12, 2020

COTY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY		10118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 11, 2020, Coty Inc. (NYSE: COTY) (the “Company” or “Coty”), entered into an Investment Agreement (the “Investment Agreement”) with KKR Rainbow Aggregator L.P., a Delaware limited partnership (the “Investor”), relating to the issuance and sale by the Company to the Investor of up to 1,000,000 shares of the Company’s new Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), for an aggregate purchase price of up to $1 billion, or $1,000.00 per share (the “Issuance”). The Issuance may be issued in two tranches: (i) an initial issuance of 750,000 shares of Series B Preferred Stock (the “Initial Issuance”) and (ii) a subsequent issuance of 250,000 shares of Series B Preferred Stock, which is subject to the execution and delivery of a definitive purchase agreement between the Company and the Investor or certain of its affiliates, pursuant to which the Investor or its affiliates shall purchase a controlling interest in DivestCo (as defined below) (the “Divestiture Purchase Agreement”). The closing of the Initial Issuance (the “Closing Date”) is conditioned upon certain customary closing conditions, and will not occur prior to May 26, 2020, unless otherwise agreed by the Investor.

The Series B Preferred Stock will rank senior to the shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), Class B Common Stock, par value $0.01 per share, and the Company’s currently outstanding series of preferred stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series B Preferred Stock will have a liquidation preference of $1,000.00 per share. Holders of the Series B Preferred Stock will be entitled to a dividend at the rate of 9.0% per annum, accruing daily and payable quarterly in arrears, and subject to an upward adjustment to 12% per annum if the Divestiture Purchase Agreement is not executed by May 30, 2020; provided that if the Divestiture Purchase Agreement is executed by May 30, 2020, then the dividend rate shall increase by 1.0% on the seven (7) year anniversary of the Closing Date and shall increase by an additional 1.0% on each subsequent anniversary up to a total of 12.0%, as set forth in the Certificate of Designations designating the Series B Preferred Stock, a form of which is attached as Exhibit A to the Investment Agreement (the “Certificate of Designations”). If the Company does not declare and pay a dividend on the Series B Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Preferred Stock, or any combination thereof, at the sole discretion of the Company.

The Series B Preferred Stock will be convertible at the option of the holders thereof at any time after the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), into shares of Common Stock at an initial conversion price of $6.24 per share of Series B Preferred Stock and an initial conversion rate of 160.2564 shares of Common Stock per share of Series B Preferred Stock, subject to an upward adjustment of the conversion rate to 178.0627 if the Divestiture Purchase Agreement is not executed by May 30, 2020, in each case further subject to certain anti-dilution adjustments. At any time after the third anniversary of the Closing Date, if the volume weighted average price of the Common Stock exceeds $12.48 per share, as may be adjusted pursuant to the Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Preferred Stock will be convertible into the relevant number of shares of Common Stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by New York Stock Exchange (“NYSE”) listing rule 312.03(d) (the “Stockholder Approval”), no holder will have the right to acquire shares of Common Stock if and solely to the extent that such conversion would result in the holder beneficially owning a number of shares of Common Stock that could trigger a change of control under NYSE listing rules (such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a holder in cash if the Stockholder Approval is not obtained.

Under the Certificate of Designations, after the expiration or early termination of the applicable waiting period under the HSR Act with respect to any conversion of the Series B Preferred Stock, holders of the Series B Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, subject to the Ownership Limitation. Holders of the Series B Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Preferred Stock, increases or decreases in the number of authorized shares of Series B Preferred Stock, and issuances of shares of the Series B Preferred Stock after the Closing Date.

At any time following the fifth anniversary of the Closing Date, the Company may redeem some or all of the Series B Preferred Stock for a per share amount in cash equal to: (i) the sum of (x) 100% of the liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date, (B) 105% if the redemption occurs at any time after the sixth anniversary of the Closing Date and prior to the seventh anniversary of the Closing Date, and (C) 100% if the redemption occurs at any time after the seventh anniversary of the Closing Date (such price, the “Redemption Price”).

Upon certain change of control events involving the Company, the holders of the Series B Preferred Stock may, at such holder’s election (i) convert their shares of Series B Preferred Stock into Common Stock at the then-current conversion price; provided that if such change of control occurs on or before the fifth anniversary of the Closing Date, the Company will also be required to pay the holders of the Series B Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Preferred Stock in an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of the Closing Date, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of the Closing Date, 100% of the Redemption Price. In the case of either clause (i) or (ii) above, if such change of control occurs on or before the fifth anniversary of the Closing Date, the Company will also be required to pay the holders of the Series B Preferred Stock a “make-whole” premium. If no such election is made with respect to any share of Series B Preferred Stock, such share shall remain outstanding.

Pursuant to the Investment Agreement, the Company has agreed to increase the size of its board of directors (the “Board”) in order to elect, as of the Closing Date, two individuals designated by the Investor (the “Designees”) to the Board for a term expiring at next year’s annual meeting of the Company’s stockholders. For so long as the Investor or its affiliates beneficially own at least 50% of the shares of Series B Preferred Stock purchased in the Issuance on an as-converted basis, the Investor will have the right to designate two Designees for election to the Board. After the Investor ceases to own at least 50% of the shares of Series B Preferred Stock purchased in the Issuance on an as-converted basis, the Investor will have the right to designate one Designee for election to the Board. The Investor shall no longer be entitled to designate any Designees for election to the Board after the Investor ceases to own at least 20% of the shares of Series B Preferred Stock purchased in the Issuance on an as-converted basis.

The Investor will be subject to certain standstill restrictions, including that the Investor will be restricted from acquiring additional equity securities of the Company if such acquisition would result in beneficial ownership in excess of 15% of the Company’s issued and outstanding Common Stock, until the later of 90 days after which the Investor has no rights (or has irrevocably waived its rights) to appoint a Designee and the three month anniversary of the Closing Date. Subject to certain exceptions, the Investor will be restricted from transferring the Series B Preferred Stock until the three month anniversary of the Closing Date.

The Investor and its affiliates will have certain customary registration rights with respect to shares of the Series B Preferred Stock and the shares of the Common Stock held by the Investor issued upon any future conversion of the Series B Preferred Stock pursuant to the terms of a registration rights agreement, a form of which is attached as Exhibit B to the Investment Agreement.

The foregoing description of the terms of the Series B Preferred Stock, the Investment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement and the schedules thereto, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, pursuant to the terms of the Investment Agreement, the Company has agreed to issue shares of the Series B Preferred Stock to the Investor. This issuance and sale will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. The Investor represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series B Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing shares of the Series B Preferred Stock or shares of the Common Stock issued in connection with any future conversion of the Series B Preferred Stock.

Item 8.01.	Other Events

On May 11, 2020, the Company entered into a non-binding term sheet with KKR Rainbow Aggregator (Asset) GP LLC, a Delaware limited liability company (the “DivestCo Investor”) (the “Term Sheet”) to divest the Company’s Professional Beauty (including Professional Hair, OPI and GHD) and Retail Hair businesses, which for the avoidance of doubt shall include the professional and Wella retail hair businesses in Brazil but exclude the Brazilian consumer beauty business (together, the “Divested Businesses”). Pursuant to the Term Sheet, upon consummation of the transactions contemplated thereby, the DivestCo Investor, or certain of its affiliates, will acquire and/or subscribe for 60% of the issued share capital of a newly formed entity (“DivestCo”) (or a holding company thereof) that, at the time of consummation of the acquisition, will own the Divested Businesses. The Term Sheet contemplates an enterprise value of DivestCo of $4.3 billion, on a debt free, cash free basis with a normalized level of working capital to be agreed by the parties.

In connection with the Term Sheet, the Company has agreed to deal exclusively with the DivestCo Investor until 11:59 p.m. (London Time) on May 30, 2020, regarding a transaction related to the Divested Businesses.

On May 11, 2020, the Company issued a press release (the “Press Release”) announcing the execution of the Investment Agreement and the Term Sheet. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Investment Agreement, dated May 11, 2020, by and between Coty Inc. and KKR Rainbow Aggregator L.P.

99.1	Press Release, dated May 11, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: May 12, 2020	By:	/s/ Pierre-André Terisse
Pierre-André Terisse
Chief Financial Officer and Chief Operating Officer